Exhibit 99

Republic New York Corporation
News Release

For Immediate Release           Press Contact: Melissa M. Krantz (212) 525-3800
NYSE Symbol: RNB                nvestor Contact: Michael G. Levine(212) 525-8870
To request release by email:elizabeth.matuszewski@rnb.com
Press Releases: http://www.rnb.com



          HSBC PLANS TO PROCEED WITH ACQUISITIONS OF REPUBLIC NEW YORK
                  CORPORATION AND SAFRA REPUBLIC HOLDINGS S.A.

New York, November 8, 1999: HSBC Holdings plc ("HSBC"), Republic New York Corporation ("RNYC") and Safra Republic Holdings S.A. ("SRH") and Mr. Edmond J. Safra ("Mr. Safra") have reached agreement to proceed to complete the proposed acquisitions of RNYC and SRH by HSBC. Subject to regulatory approvals and RNYC shareholder approval being obtained and the fulfillment of other conditions, closing is targeted to take place by year-end. Supplemental proxy materials will be mailed to RNYC stockholders later this week in connection with the adjourned RNYC stockholders meeting scheduled for November 30, 1999 to consider the transaction.

Under the agreement, Mr. Safra personally will accept a reduction of US$ 450 million in the aggregate amount he will receive for his shareholdings in RNYC. (Mr. Safra holds, through corporate interests, shares representing 29 percent and 21 percent of the issued share capital of RNYC and SRH respectively.) For other shareholders the financial terms of the acquisitions remain unaltered at US$ 72 per share for each of RNYC and SRH. Mr. Safra has also confirmed his full support for the integration of RNYC and SRH into the HSBC Group and has undertaken to assist personally in ensuring a smooth transition for existing clients and in the establishment of a new, international private banking brand to be named HSBC Republic.

Mr. Safra, commenting on the unprecedented act of personally accepting US$ 450 million less for his interest in RNYC, said, "I am taking this action because I believe that a swift completion of the transaction will be to the benefit of Republic's clients, shareholders and employees to whom my life's work has been devoted."

Arrangements have also been agreed between HSBC and Mr. Safra, the effect of which is that, should certain potential liabilities arising from the Princeton Note situation result in losses to RNYC that exceed an agreed amount, Mr. Safra would bear a portion of such excess losses, up to US$ 180 million of such excess losses.

Mr. Safra added, "Both Republic and HSBC have always acted to maintain the highest reputations for their institutions. This is just one more example of the character of both organizations. I am excited for our clients and employees who, after this transaction, will have access to all the resources of one of the strongest financial institutions in the world. Not only will I become a major client of HSBC, but I also intend to take an active role in ensuring a smooth transition for all our existing clients."

HSBC Group Chairman, Sir John Bond, said, "I am pleased that, after a period of uncertainty, we have found a way forward. We have the greatest admiration for Edmond Safra taking personal action which embodies the spirit and integrity of Edmond and the franchise he has built.

"When we announced our intention to acquire RNYC and SRH in May this year we described the benefits to HSBC customers and shareholders of effectively doubling our international private banking business and extending significantly our US domestic personal and commercial banking business. The alleged irregularities which have delayed closing the acquisition occurred in a division of a securities subsidiary which was unrelated to the core businesses of RNYC and SRH. The strategic reasons for the acquisitions going ahead remain compelling."


                                       ###